EXHIBIT 10.1

[CONTINENTAL AIRLINES, INC. LETTERHEAD]

September 30, 2009

Mr. Jeffery A. Smisek

Continental Airlines, Inc.

1600 Smith HQSEO

Houston, TX 77002

Dear Jeff:

In light of your election as successor Chairman and Chief Executive Officer of the Company, this letter is to clarify our mutual understanding of the interpretation of the terms of the Employment Agreement entered into between you and Continental Airlines, Inc. (the “Company”), effective October 15, 2007 (the “Agreement”).

Effective as of January 1, 2010, the positions referenced in paragraph 1.2 of the Agreement shall be agreed to mean Chairman of the Board, President and Chief Executive Officer of the Company, in lieu of your prior position as President and Chief Operating Officer of the Company, and the duties referenced in that paragraph shall be the duties associated with those new positions as of January 1, 2010.  The provisions of paragraph 2.3(i) of the Agreement shall be interpreted in a manner consistent with your change in position and will be deemed to reference the authority, duties and responsibilities of your new positions as of January 1, 2010, and to a reporting structure to the Board of Directors of the Company from and after that date.  For the avoidance of doubt, you agree that you will not have a material diminution in authority or duties for purposes of paragraph 2.3(i) solely as a result of (i) the election by the Board of Directors of another officer to serve in the role of President, provided that you continue to serve as Chairman of the Board and Chief Executive Officer, or (ii) the election by the Board of Directors of another director to serve as Chairman of the Board if such election is required by applicable law or the rules of the principal securities exchange on which the Company's common stock is then listed.

References to “other than Company’s Chief Executive Officer” that were in the Agreement and that will clearly no longer be applicable due to your position as Chief Executive Officer are agreed to have no relevance from and after January 1, 2010.

By signing below, you agree that this letter accurately reflects our mutual interpretation of the terms of the Agreement and shall be deemed to constitute an agreement of the parties with respect to its terms for purposes of paragraph 5.12 of the Agreement.

Very truly yours,

CONTINENTAL AIRLINES, INC.

By:        /s/ Jennifer L. Vogel
Name:     Jennifer L. Vogel
Title:	Senior Vice President,
General Counsel, Secretary
and Chief Compliance Officer

APPROVED:

/s/ Charles Yamarone
Charles Yamarone
Chair, Human Resources Committee

ACKNOWLEDGED AND AGREED:

JEFFERY A. SMISEK

/s/ Jeffery A. Smisek